Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BION ENVIRONMENTAL TECHNOLOGIES, INC.

Pursuant to § 7-90-301, et seq., and § 7-110-107 of the Colorado Revised Statutes, these Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

ARTICLE I
Name

The name of the corporation is “Bion Environmental Technologies, Inc.”

ARTICLE II
Objects, Purposes and Powers of the Corporation

The objects or purposes for which this corporation is created and the nature of the business to be transacted, promoted or carried on by this corporation, whether within or outside the State of Colorado, and the powers with which it shall be vested are to engage in any activity or business not in conflict with the laws of the State of Colorado or of the United States of America.

The corporation shall have perpetual existence, unless dissolved in accordance with applicable law.

ARTICLE III
Shares

3.1.            The aggregate number of shares of capital stock that the corporation shall have authority to issue is 260,000,000 shares, consisting of 250,000,000 shares of common stock, having no par value per share, and 10,000,000 shares of preferred stock, having $.01 par value per share.

3.2.            Except for and subject to those preferences, rights, and privileges expressly granted to the holders of preferred stock, and except as may be provided by the laws of the State of Colorado, the holders of common stock shall have exclusively all rights of shareholders of the corporation, including, but not by way of limitation, (i) unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring shareholder action, (ii) the right to receive dividends, when and as declared by the board of directors out of assets lawfully available therefor, and (iii) in the event of any distribution of assets upon the dissolution and liquidation of the corporation, the right to receive ratably and equally the net assets of the corporation remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

3.3.            The board of directors is authorized, subject to limitations prescribed by Colorado law and the provisions of this Article III, to divide the preferred stock into series and fix and determine the relative rights and preferences of the shares of any series so established.

3.4.            The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(a)               The number of shares constituting that series and the distinctive designation of that series;

(b)               The dividend rate on the shares of that series, the time of payment of dividends, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)               Whether shares of that series shall have voting powers, in addition to the voting powers provided by law, and, if so, the terms of such voting powers;

(d)               Whether shares of that series shall have conversion privileges, and, if so, the terms and conditions on which such shares may be converted, including provision for adjustment of the conversion rate as the board of directors shall determine;

(e)               Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the redemption price, which amount may vary under different conditions and at different redemption rates;

(f)                Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)               The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)               Any other relative rights, preferences and limitations of that series.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside these Articles or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by these provisions, provided that such facts and the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock are clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

3.5.            Each shareholder of record shall have one vote for each share of common stock standing in the shareholder’s name on the books of the corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise

3.6.            Unless subsequently granted by the board of directors, shareholders of the capital stock of the corporation shall not have the preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares. This provision shall apply to both shares outstanding and to newly issued shares.

3.7.            Actions required or permitted to be taken by the shareholders may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action, at a meeting at which all of the shares entitled to vote thereon were present, consent to such action in writing.

ARTICLE IV
Directors

4.1.            The number of directors of the corporation shall be fixed in accordance with the bylaws of the corporation, but shall never be less than one (1). The process for election and removal of directors shall be set forth in the bylaws. The shareholders may not remove a director without cause.

4.2.            In addition to all other protections against liability afforded directors under the Colorado Business Corporation Act, no director of the corporation shall be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing provision shall not eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for (a) any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (d) any transaction from which the director derived an improper personal benefit.

ARTICLE V

Registered Agent

The name of the registered agent of the corporation is Capitol Services, Inc., and the address of the registered agent of the corporation is 1675 South State Street, Suite B, Dover, DE 19901.

ARTICLE VI
Principal Office

The address of the principal office of the corporation is 9 East Park Court, Old Bethpage, New York 11804.

ARTICLE VII
Management of the Corporation

The provisions as to the management of the business and the conduct of the affairs of the corporation shall be set forth in the bylaws of the corporation or as approved by the board of directors of the corporation from time to time, and the same shall be in furtherance and not in limitation of the powers conferred by law.

ARTICLE VIII
Bylaws

In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the board of directors of the corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the corporation.

ARTICLE IX
Approval

The number of shares voted in favor of adoption of the Amended and Restated Articles of Incorporation was sufficient for approval.

ARTICLE X
Original Articles Superseded

Upon filing with the Colorado Secretary of State, these Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all prior amendments thereto or restatements thereof.

IN WITNESS WHEREOF, Bion Environmental Technologies, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by _______, its duly authorized officer, this ____ day of ________, 2021.

Bion Environmental Technologies, Inc.

________________________

Name:

Title: